UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 7, 2016

PORTLAND GENERAL ELECTRIC COMPANY
(Exact name of registrant as specified in its charter)

Oregon	001-5532-99	93-0256820
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
121 SW Salmon Street, Portland, Oregon 97204
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (503) 464-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01    Regulation FD Disclosure.

On December 21, 2015 Portland General Electric Company (PGE or Company) filed a report on Form 8-K disclosing certain developments concerning construction at the Carty Generating Station (Carty or the Project). In that report, the Company disclosed that construction activities at Carty ceased on December 14, 2015 and that on December 18, 2015 the Company declared its engineering, procurement and construction contractor in default under its construction agreement, terminated the construction agreement and took control of the Carty site. In that report, the Company also stated that it expected construction to resume during the week of December 21, 2015.

The Company is filing this report on Form 8-K to confirm that construction at Carty has resumed, with preparatory work beginning the week of December 21, 2015 and broader construction activity ramping up since that time. PGE is continuing to assess the status of the Project, including any changes in the expected cost and completion date. PGE is also continuing discussions with the sureties who provided a performance bond of $145.6 million under the terminated construction agreement with the prior contractor to make a final determination of the sureties’ obligations under the performance bond and the process for completion of construction. PGE plans to provide an update on the status of the Project during PGE’s earnings call for the fourth quarter of 2015 in mid-February 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PORTLAND GENERAL ELECTRIC COMPANY
(Registrant)

Date:	January 7, 2016	By:	/s/ James F. Lobdell
James F. Lobdell
Senior Vice President of Finance, Chief Financial Officer and Treasurer

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